COMPU-DAWN ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE 50% BENEFICIAL INTEREST IN PRESS-LOTO, WHICH HAS RIGHT TO OPERATE FIRST ON-LINE NATIONAL LOTTERY FOR RUSSIA.


Cedarhurst, NY April 22, 1998 - Compu-DAWN, Inc. (NASDAQ:CODI) (the "Company") today announced that it has entered into a definitive agreement to acquire a 50% beneficial interest in Press-Loto, a Russian company which has the right to operate the first national on-line lottery in Russia pursuant to a license (the "Lottery License") from the Russian Ministry of Finance to the Union of Journalists of Russia ("Union"). The remaining 50% of Press-Loto is primarily owned by the Union and its charity, with a private Russian group holding a minority interest. The acquisition is subject to, among other things, (i) receiving a fairness opinion from an investment banking firm, (ii) shareholder approval, (iii) regulatory approvals, and (iv) completion of additional due diligence satisfactory to the Company.

In addition to providing Press-Loto with a return to its shareholders, the lottery is expected to provide Russian society, including the members of the Union and its charity, with social benefits. The Company has been advised that a portion of the lottery proceeds may be utilized by Press-Loto to provide support and financing for emergency services (such as police, fire and medical) to acquire and maintain state-of-the-art computer software and communications technology. The technology, which was developed by Compu-DAWN, is similar to that being used by the Company's current customers in the U.S.

The Acquisition

Pursuant to the transaction, at the closing, the Company will issue (i)3,662,880 Common Shares, (ii) Convertible Redeemable Preferred Shares (the "Preferred Shares"), (iii) warrants (the "Warrants") to purchase 1,331,956 Common Shares at $10.00 per share and (iv) the right to receive 332,989 Common Shares (the "Performance Shares") based upon the attainment of performance thresholds.

The Preferred Shares will be convertible into an aggregate maximum of 6,659,780 Common Shares, provided the income from the lottery business meets certain pre-tax levels of up to an aggregate of approximately $36 million over a period of not more than 5 years commencing on January 1, 1999 and ending on December 31, 2003. If such thresholds are not met within such period the Company may redeem the unconverted Preferred Shares at $.01 per share.

If the Warrants are exercised and the Performance Shares are issued, the current shareholders of the acquired company will control approximately 80% of the voting stock of the Company (assuming the Preferred Shares are not redeemed) based upon the number of shares of voting stock currently outstanding and issuable under options exercisable currently or within 60 days. Additionally, if all



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of the  warrants  issued in the  acquisition  are  exercised,  the Company  will receive $13,319,560 in cash proceeds.


Contemporaneously with the signing of the agreement, the Company agreed to make secured loans from time to time for the continued development of the lottery operations. Advances under the loan agreement will be made based on budgets provided that are acceptable to Compu-DAWN.

The License

The Lottery License currently has a term which ends on December 31, 1999. The Lottery License is renewable thereafter for successive two (2) year terms subject to certain conditions. A certain number of Common Shares to be issued in the acquisition will be held in escrow (currently contemplated to be between 2.6 and 2.7 million shares), to be delivered as the license is renewed up to the fifth anniversary of the closing, and as partial security for indemnification obligations, under the agreement. Although the Company believes that renewals will be granted, and that denial will only be for cause, including, among other things, improper operation of the lottery, the Company can not assure that renewals of the Lottery License will be granted.

Lottery Operations

Fifty percent of the Russian lottery revenue is expected to go to prizes, and expenses are expected to range from 25% in the early stages down to an estimated 10-12% of revenues, including management fees, after full operation is reached in Moscow and in each other Russian city or locality. The balance, after setting aside the appropriate amount for lottery expansion and Russian taxes, is anticipated to be distributed among the beneficial owners of Press- Loto. The License is non-exclusive and no assurance can be given that other national lottery licenses will not be granted to other parties.

It is expected that ETI International Limited ("ETI"), the affiliate of Experts en Traitement de l'Information Montreal, Inc. (the company which developed and owns the proprietary software and designed and manufactured the gaming terminals for the Quebec lottery, and provides software, equipment and consultation services for the Quebec lottery) will provide terminals, equipment, software and services to Press-Loto and will oversee and manage the Russian lottery project.

Management

Upon the closing of the acquisition, Mr. Harvey Weinstein, the principal and founder of the acquired company is expected to become Chairman of the Board and President of the Company. As part of the employment agreement contemplated to be entered into with Mr. Weinstein, he would be entitled to receive, among other compensation, a bonus equal to 10% of the pre-tax net income derived from the lottery business (up to a maximum bonus of $4 million).




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Alfred Luciani, an experienced gaming industry consultant and a former Assistant
Attorney General for the State of New Jersey, has agreed to become a director of Compu-DAWN as well as a consultant to the Company upon the closing of the acquisition. He was also President and Chief Executive Officer of the Golden Nugget Casino Hotel in Las Vegas and of the Mashantucket Pequot Gaming Enterprise. In addition to various other positions held in the gaming industry he is widely credited with the success of the Foxwoods Resort and Casino. In April 1993, Mr. Luciani directed the restructuring of Gamma International into American Gaming & Entertainment, Ltd. Mr. Rosaire Bachand, the former Vice President of Operations of ETI who was a principal director and officer of Loto-Quebec from its inception in 1977 though 1997 has indicated to the Company that he is interested in becoming an advisor to the Board of Directors. The chairman of the Union, Vsevolod Bogdanov, has also agreed to become a director of Compu-DAWN. Mr. Mark Honigsfeld, the Company's current Chairman of the Board will stay on as Chief Executive Officer, Chief Financial Officer and director.

Marketplace

The Russian Federation consists of 22 major market areas. The Russian lottery system at maturity is expected to consist of tens of thousands of terminals located in retail outlets throughout Russia. Press-Loto has previously negotiated with 600 retail outlets in Moscow for placement of terminals purchased from ETI to begin the Lottery. Central computer systems for the retail system will be housed and maintained by ITAR-TASS, the Russian government news agency ("TASS") at their headquarters in Moscow. TASS is also a member of the Union.

Russia is by far the largest independent country which resulted from the break-up of the former Soviet Union. It stretches across eleven time zones and is estimated to have a current population of 170 million. Russia has never had a computerized on-line national lottery, although localized instant winner scratch-off lottery tickets have been sold for over twenty years. Moscow has a population estimated at 12 million, with another 10 million people living in the ring of the suburbs surrounding Moscow. Nizhny Novgorod, Russia's third largest city, has a population estimated at 2.5 million, with another 2 million in its suburbs. The Lottery is expected to commence operations in Moscow and expand into Nizhny Novgorod within the first 2 years of operation.


Industry

Computer-driven on-line lotteries have been operating in the world since 1977, when Canada's Quebec province installed the first on-line lottery. The advantage of an on-line lottery is that multiple games, and within those games multiple price-level payoffs, can be offered to individual ticket-buyers, including a grand prize that can build to an extremely large payoff, thus attracting far more ticket sales.

Other countries have national or regional on-line lotteries. The United Kingdom ("UK"), which has 55 million residents, commenced its first on-line lottery in January, 1995. This lottery generated over $7 billion (U.S.) in sales in its first full year of operation. The UK lottery is managed by the Camelot Group, plc ("Camelot") of which Cadbury Schweppes, plc (NYSE:CSD-A) and Gtech (NYSE:GTK)



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are amongst the principal owners. In the UK arrangement Camelot retains a 5% fee for its operating costs and profit.

Quebec has 6.5 million people and recognized revenues of $1.75 billion (U.S.) in 1996 from its lottery operations, Loto-Quebec.

The UK or Quebec lottery has no relationship to the lottery in Russia. The performance of such UK or Quebec lotteries is no indication of the performance of a Russian lottery and no inference should be drawn that any Russian lottery will perform similarly to the UK or Quebec lottery.

Compu-DAWN presently intends to continue pursuing the public safety software and wireless data communication business on a regular basis and may utilize some of its current products and experience in the wireless data communications segment for this new Russian on-line lottery venture.

###

This press release includes certain forward-looking statements about the Company and the lottery business that are based on management's current expectations. Actual results may differ materially as a result of any one or more of the risks identified in the Company's filings under the Securities and Exchange Act of 1934, political events in Russia, the lack of operating history of a national lottery in Russia, and the lack of legal precedent in Russia with respect to business relationships, licensing, secured loans, fluctuation in currency values and exchange rates, and the possible inability to engage or retain key personnel to operate the lottery, obtain license renewals and/or enter into necessary contractual arrangements for the operation and administration of the lottery, among other things.




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